                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
           the Securities Exchange Act of 1934 (Amendment No.      )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                              MEDIMMUNE, INC.
----------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)
----------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                               [MEDIMMUNE, INC. LOGO]
                                     NOTICE OF
                                   ANNUAL MEETING
                                     AND PROXY
                                     STATEMENT
                                                                              2
                                                                              0
                                                                              0

                                                                              1

                             [MEDIMMUNE, INC. LOGO]

                                                                   April 3, 2001

Dear MedImmune Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Gaithersburg Marriott, Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on May 3, 2001 at 10:00 a.m. Information about the meeting, the nominees for directors and the proposals to be considered is presented in the Notice of Annual Meeting and the Proxy Statement on the following pages.

    In addition to the formal items of business to be brought before the meeting, I will report on our Company's operations during 2000. This will be followed by a question and answer period.

    Your participation in MedImmune's affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the meeting, please sign, date and return the enclosed proxy promptly.

    We look forward to seeing you on May 3rd.

                                    Sincerely,

                                    /s/ David M. Mott

                                    DAVID M. MOTT

                                    CHIEF EXECUTIVE OFFICER

--------------------------------------------------------------------------------
35 West Watkins Mill Road    Gaithersburg, Maryland 20878    301-417-0770   Fax:
301-527-4200

                             [MEDIMMUNE, INC. LOGO]

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 3, 2001
     ----------------------------------------------------------------------

    The Annual Meeting of Stockholders of MedImmune, Inc. will be held at the Gaithersburg Marriott, Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland on May 3, 2001 at 10:00 a.m., for the following purposes:

    1.  To elect nine directors;

    2.  To approve an amendment to the 1999 Stock Option Plan;

    3.  To approve a new Employee Stock Purchase Plan;

    4. To approve and ratify the appointment of PricewaterhouseCoopers L.L.P. as independent auditors; and

    5. To transact such other business as properly may come before the meeting and any adjournment thereof.

    Stockholders of record at the close of business on March 16, 2001 are entitled to receive notice of, and to vote at, the Annual Meeting.

                                  By Order of the Board of Directors,

                                  /s/ Timothy R. Pearson

                                  Timothy R. Pearson
                                  CORPORATE SECRETARY

35 West Watkins Mill Road
Gaithersburg, Maryland 20878
April 3, 2001

--------------------------------------------------------------------------------

                                PROXY STATEMENT
     ----------------------------------------------------------------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of MedImmune, Inc. ("MedImmune" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders on May 3, 2001. This Proxy Statement, the accompanying proxy card and Annual Report to Stockholders are being mailed to stockholders on or about April 3, 2001. Business at the Annual Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the meeting by or at the suggestion of the Board of Directors or by a stockholder pursuant to provisions requiring advance notice and disclosure of relevant information.

    The number of voting securities of MedImmune outstanding on March 16, 2001, the record date for the meeting, was 212,693,026 shares of common stock, $.01 par value per share, each share being entitled to one vote. Stockholders do not have cumulative voting rights.

VOTING OF PROXIES

    Since many MedImmune stockholders are unable to attend the Company's Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, then sign, date and return the card in the enclosed, stamped envelope.

    If no choice is specified and the card is properly signed and returned, the shares will be voted by the proxy committee (the "Proxy Committee") as recommended by the Company. A stockholder who signs a proxy may revoke or revise that proxy at any time before the meeting. A previously returned proxy may be canceled by voting by ballot at the meeting. Stockholder proxies are received by American Stock Transfer & Trust Company, the Company's independent proxy processing agent, and the vote is certified by Inspectors of Election.

    MedImmune's Proxy Committee consists of Mr. David M. Mott, Chief Executive Officer and Vice Chairman, and Melvin D. Booth, President and Chief Operating Officer. To the extent permitted by the Federal securities laws, proxy cards, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of stock represented by the proxies on certain other matters, including any matter presented after February 28, 2001. If any of the nominees for director named in "Proposal 1--Election of Directors" should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Company in place of such nominee.

    Stockholders of record at the close of business on March 16, 2001 are entitled to receive notice of the meeting and to vote their shares held on that date. The holders of a majority of the issued and outstanding shares of stock of the Company entitled to vote at the meeting must be represented in person or by proxy at the Annual Meeting for the meeting to be held. Other than the election of directors, which requires a plurality of the votes of the stockholders represented at the meeting, each matter to be submitted to the stockholders requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. Abstentions have the same effect as a vote against any such matter. Broker non-votes are deemed not entitled to vote and are not counted as votes for or against any such matter.

ATTENDANCE AT ANNUAL MEETING

    To ensure the availability of adequate space for MedImmune stockholders wishing to attend the meeting, priority seating will be given to stockholders of record, beneficial owners of the Company's stock having evidence of such ownership, or their authorized representatives, and invited guests of management. In addition, a stockholder may bring one guest. In order that seating may be equitably allocated, a stockholder wishing to bring more than one guest must write to the Corporate Secretary of the Company in advance of the meeting and receive written concurrence. Those unable to attend may request a copy of the report of the proceedings of the meeting from the Corporate Secretary.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    A Board of nine directors is to be elected at the Annual Meeting, each director so elected to hold office for a term of one year and until the election and qualification of a successor. All directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company's By-Laws authorize the Board of Directors from time-to-time to determine the number of its members. Vacancies in unexpired terms and any additional positions created by board action are filled by the existing Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES:

    WAYNE T. HOCKMEYER, PH.D.

    Dr. Wayne T. Hockmeyer (age 56) founded MedImmune, Inc. in April 1988 as President and Chief Executive Officer and was elected to serve on the Board of Directors in May 1988. He became Chairman of the Board of Directors in May 1993. Dr. Hockmeyer relinquished his position as Chief Executive Officer in October 2000 and now serves as the Chairman of the Board of Directors and of its Executive Committee. Dr. Hockmeyer earned his bachelor's degree from Purdue University and earned his Ph.D. from the University of Florida in 1972. Prior to founding MedImmune, he served as a commissioned officer in the United States Army from 1966 to 1986. From 1980 to 1986 he was Chairman of the Department of Immunology at the Walter Reed Army Institute of Research. In 1986, Dr. Hockmeyer joined Praxis Biologics as Vice President of Research and Development and was there until founding MedImmune, Inc. in 1988. Active in other leadership roles, Dr. Hockmeyer was appointed by Governor Parris Glendening to the Maryland Economic Development Commission and the Maryland Technology Development Corporation. He is a member of the Board of Directors of Digene Corporation, Aviron, Intermune
    Pharmaceuticals, Inc., GenVec, Inc. and Advanced Pharma, Inc. Dr. Hockmeyer is also a member of the Board of Directors of the Biotechnology Industry Organization, the Technology Council of Maryland, a member of the Board of Visitors of the University of Maryland Biotechnology Institute, the University of Maryland Baltimore County and the Board of Advisors of the Institute of Human Virology.

    DAVID M. MOTT

    Mr. Mott (age 35) was appointed Vice Chairman and Chief Executive Officer in October 2000. He joined the Company in April 1992 as Vice President with responsibility for business development, strategic planning and investor relations. In 1994, Mr. Mott assumed additional responsibility for the medical and regulatory groups, and in March 1995 was appointed Executive Vice President and Chief Financial Officer. In November 1995, Mr. Mott was appointed to the position of President and Chief Operating Officer and was elected to the Board of Directors. In October 1998, Mr. Mott was appointed Vice Chairman and Chief Financial Officer. Prior to joining the Company, he was a Vice President in the Health Care Investment Banking Group at Smith Barney, Harris Upham & Co., Inc. Mr. Mott is Chairman of the Board of Directors of Conceptis Technologies and also serves on the Board of Trustees of St. James School. He holds a bachelor of arts degree in economics and government from Dartmouth College.

    MELVIN D. BOOTH

    Mr. Booth (age 56) joined the Company in October 1998 as President and Chief Operating Officer and was elected to serve on the Board of Directors in November 1998. From July 1995 until October 1998, Mr. Booth was President, Chief Operating Officer and a member of the Board of Directors of Human Genome Sciences, Inc. Prior to this time, Mr. Booth was employed at Syntex Corporation from 1975 to 1995, where he held a variety of positions, including President of Syntex Laboratories, Inc. from 1993 to 1995 and Vice President of Syntex Corporation from 1992 to 1995. From 1992 to 1993, he served as the President of Syntex Pharmaceuticals Pacific. From 1991 to 1992, he served as an area Vice President of Syntex, Inc. From 1986 to 1991, he served as the President of Syntex, Inc., Canada. Mr. Booth is a past Chairman of the Pharmaceutical Manufacturers Association of Canada, and is currently a board member of NovaScreen Biosciences Corporation and Spacehab, Inc. Mr. Booth graduated from Northwest Missouri State University and holds a Certified Public Accountant Certificate.

    FRANKLIN H. TOP, JR., M.D.

    Dr. Top (age 65) joined the Company in June 1988 as Executive Vice President. He was elected to the Board of Directors in July 1988 and became the Company's Medical Director in 1990. From 1987 to 1988, Dr. Top served as Senior Vice President for Clinical and Regulatory Affairs at Praxis. Prior to 1987, Dr. Top served for 22 years in the U.S. Army Medical Research and Development Command, where he was appointed Director, Walter Reed Army Institute of Research in 1983. Dr. Top holds a doctorate of medicine cum laude and a bachelor of science degree in biochemistry from Yale University.

    M. JAMES BARRETT, PH.D.

    Dr. Barrett (age 58) has been a director of the Company since 1988 and is the Chairman, Chief Executive Officer and a director of Sensors for Medicine and Science, Inc. From July 1987 to September 1996, he was Chief Executive Officer and a director of Genetic Therapy, Inc. From 1982 to July 1987,
    Dr. Barrett served as President of Life Technologies, Inc. and its predecessor, Bethesda Research Laboratories, Inc. Prior to 1982, he was employed at SmithKline Beecham Corporation for 13 years, where he held a variety of positions, including President of its In Vitro Diagnostic Division and President of SmithKline Clinical Laboratories. Dr. Barrett holds a doctorate in biochemistry from the University of Tennessee and a master's degree in business administration from the University of Santa Clara.

    JAMES H. CAVANAUGH, PH.D.

    Dr. Cavanaugh (age 64) has been a director of the Company since
    September 1990 and has been President of HealthCare Ventures L.L.C. (HCV) since 1989. Prior thereto, Dr. Cavanaugh served as President of SmithKline and French Laboratories U.S., Inc., from March 1985 to February 1989 and as President of SmithKline Clinical Laboratories from 1981 to 1985. Prior thereto, Dr. Cavanaugh was the President of Allergan International, a specialty eye care company. Dr. Cavanaugh also serves as a member of the Board of Directors of 3-Dimensional Pharmaceuticals, Inc., Shire Pharmaceuticals Group PLC, Diversa Corp. and Versicor, Inc. Prior to his industry experience, Dr. Cavanaugh was Deputy Assistant to the President for Domestic Affairs and Deputy Chief of the White House Staff. Before his White House tour, he served as Deputy Assistant Secretary for Health and Scientific Affairs in the U.S. Department of Health, Education and Welfare and as Special Assistant to the Surgeon General of the U.S. Public Health Service. In addition to serving on the boards of directors of several health care and biotechnology companies, Dr. Cavanaugh currently serves on the Board of Trustees of the National Center For Genome Resources, serves on the Board of Directors of the National Venture Capital Association and as Trustee Emeritus of the California College of Medicine. He has served on the Board of Directors of the Pharmaceutical Manufacturers Association, Unihealth America, and the Proprietary Association. He was a Founding Director of the Marine National Bank in Santa Ana, California.
    Dr. Cavanaugh holds a doctorate and a master's degree from the University of Iowa and a bachelor of science degree from Fairleigh Dickinson University.

    BARBARA HACKMAN FRANKLIN

    Ms. Franklin (age 61) has been a director of the Company since
    November 1995 and, since January 1995, has served as the President and Chief Executive Officer of Barbara Franklin Enterprises, a private international consulting and investment firm in Washington, D.C. Between January 1993 and January 1995, Ms. Franklin was a lecturer and a director of various corporations and organizations. Previously, Ms. Franklin served as the 29th U.S. Secretary of Commerce. Prior to her service as Commerce Secretary, she had founded Franklin Associates, an internationally recognized consulting firm and served as its President from 1984 through 1991, was Senior Fellow of the Wharton School of the University of Pennsylvania (1979-1988), one of the original Commissioners of the U.S. Consumer Product Safety Commission (1973-1979) and a staff assistant to the President, creating the first White House effort to recruit women for high level government jobs (1971-1973). Earlier, she was an Assistant Vice President of Citibank and Manager of Environmental Analysis at the Singer Company. Ms. Franklin currently serves on the board of directors of Aetna Inc., The Dow Chemical Company, Milacron, Inc. and Watson Wyatt & Company. She is the chairman of Guest Services, Inc., a private hospitality company, and has been a director of the Nasdaq Stock Market, Inc., and the American Institute of CPA's.
    Ms. Franklin graduated from the Pennsylvania State University and received a master's degree in business administration from Harvard University.

    LAWRENCE C. HOFF

    Mr. Hoff (age 72) has been a director of the Company since April 1991. In 1990, Mr. Hoff retired as President and Chief Operating Officer of the Upjohn Company. Mr. Hoff joined Upjohn in 1950 as a pharmaceutical sales representative. He was appointed Vice President for Domestic Pharmaceutical marketing in 1969. In 1973, Mr. Hoff was elected to the Board of Directors of Upjohn and the following year became Vice President and General Manager of Domestic Pharmaceutical Operations. He was promoted to Executive Vice President in 1977, was named President in 1984, and President and Chief Operating Officer in 1987. Mr. Hoff was elected to the Board of Directors of the Pharmaceuticals Manufacturers Association ("PMA") in 1984. He was elected Chairman-elect of the PMA in 1986 and Chairman in 1987. Mr. Hoff graduated from Stanford University and has received honorary degrees from the Massachusetts College of Pharmacy and Allied Health Sciences and from Kalamazoo College.

    GORDON S. MACKLIN

    Mr. Macklin (age 72) has been a director of the Company since July 1994. Mr. Macklin served as Chairman of the White River Corporation from 1994 to 1998, and has been a financial advisor since 1992. From 1987 through 1992, he was Chairman of Hambrecht and Quist Group, an investment banking and venture capital firm. Previously, Mr. Macklin was President of the National Association of Securities Dealers, Inc., from 1970 through 1987. He also served as Chairman of National Clearing Corporation (1970 to 1975) and as a partner and member of the Executive Committee of McDonald & Company Securities, Inc., where he was employed from 1950 through 1970. Mr. Macklin serves on the Boards of Martek Biosciences Corporation, Overstock.com, Spacehab, Inc., WorldCom, Inc., White Mountains Insurance Group, Ltd., and is director, trustee or managing general partner, as the case may be, of 48 of the investment companies in the Franklin Templeton Group of Funds.

COMMITTEES AND MEETINGS

    Committees of the Board of Directors consist of the Audit Committee, the Compensation and Stock Committee and the Executive Committee. Information concerning the committees is set forth below.

    The Audit Committee oversees the performance, and reviews the scope, of the audit performed by the Company's independent accountants. The Audit Committee also reviews audit plans and procedures, changes in accounting policies and the use of the independent accountants for non-audit services. The members of the Audit Committee are of Mr. Hoff (Chairman), Dr. Barrett, Ms. Franklin and
Mr. Macklin. During 2000, the Audit Committee met three times.

    The Compensation and Stock Committee determines the compensation and benefits of all officers of the Company and establishes general policies relating to compensation and benefits of employees of the Company. The Compensation and Stock Committee is also responsible for administering the Company's stock option plans in accordance with the terms and conditions set forth therein. The members of the Compensation and Stock Committee are Dr. Cavanaugh (Chairman), Dr. Barrett, Ms. Franklin, Mr. Hoff and Mr. Macklin. During 2000, the Compensation and Stock Committee met three times.

    The Executive Committee is responsible for all matters which arise between regular meetings of the Board of Directors to the extent permitted by applicable law. The members of the Executive Committee are Dr. Hockmeyer (Chairman), Mr. Mott, Dr. Barrett, Dr. Cavanaugh and
Mr. Macklin. During 2000, the Executive Committee met twice.

    During 2000, the Board of Directors met five times. All members of the Board attended more than 75% of the meetings of the Board and Committees on which they serve.

REPORT OF THE COMPENSATION AND STOCK COMMITTEE

    Compensation of the Company's executives is subject to review and approval by the Compensation and Stock Committee (the "Compensation Committee") of the Company's Board of Directors. In determining the 2000 compensation to be paid to the Company's executive officers, the Compensation Committee employed compensation policies designed to align such compensation with the interests of the Company's stockholders and to relate it to overall corporate performance. These policies are intended to attract and retain executives whose abilities are critical to the long-term success of the Company, to support a performance-oriented environment that rewards achievement of internal corporate goals and to reward executives for the enhancement of stockholder value.

    The components of the compensation of each executive officer, including the Chief Executive Officer, are base salary, cash bonus awards and stock option grants, as described below:

        Base salaries of the executive officers are targeted to be within the competitive range among biotechnology companies similar in size to the Company. The Compensation Committee utilizes the annual survey report of approximately 400 biotechnology companies prepared by a leading compensation consulting firm for this purpose. The base salaries of the executive officers are subject to certain minimums set forth in individual employment agreements.

        Cash bonuses are designed to provide annual incentives based on individual performance in achieving the Company's annual business goals. For 2000, these goals included expanding the market presence and sales of the Company's FDA-approved products, further advancing the development, manufacture and marketing of new therapeutic and vaccine products and continuing to recruit and train the Company's scientific, marketing and manufacturing teams. The Compensation Committee makes the determination as to bonus awards at the end of each year based on the subjective evaluation of the contributions of each executive officer towards the achievement of the Company's annual business goals.

        Stock option grants are intended to provide the most meaningful component of executive compensation. They provide compensation in a manner that is intrinsically related to long-term stockholder value because options have value only to the extent of share appreciation from date of grant. Stock options granted by the Company to its executives prior to February 15, 2001 generally become exercisable in 25% annual increments beginning on the first anniversary of the date of grant, while those granted by the Company to its executives on or after that date generally become exercisable in equal quarterly installments over a four-year period following the date of grant. Stock options remain exercisable for 10 years from the date of grant unless the optionee's employment with the Company is terminated.

    The Compensation Committee believes that periodic stock option grants are appropriate, particularly in view of the absence of a Company-sponsored long-term incentive or pension plan. Periodic awards of stock options are granted to executives at the discretion of the Compensation Committee, based on an executive's contribution to the Company's strategic and product development goals. These goals include: developing product candidates through the research, development, regulatory approval, manufacturing and commercialization process; growing the business through suitable business acquisitions; and establishing strategic alliances with corporate partners and research institutions to leverage the Company's resources and to expand its research and development pipeline. The Compensation Committee also takes into account the number of stock options previously granted.

    The Compensation Committee based the 2000 compensation of the Chief Executive Officer and the Company's other executive officers on the policies described above. The base salaries of the Chief Executive Officer and the Company's other executive officers generally increased in 2000 commensurate with their increased responsibilities and the growth of the Company's operations. The 2000 cash bonuses paid to the executive officers, including the Chief Executive Officer, were based on the achievement of individual productivity and performance goals consistent with the Company's annual business goals. In February 2000, new stock option grants were made to the executive officers, including the Chief Executive Officer. These stock option grants were made by the Compensation Committee in connection with the program of making periodic stock option grants to executive officers, with the number of stock options granted to each officer determined on the basis of such officer's contribution to the Company's 1999 strategic and product development goals, as described above. Additional stock options were granted to certain executive officers in connection with promotions. See "Executive Compensation."

    A federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers of publicly held companies. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation provided certain stockholder approval and other requirements are met. The Company believes that the stock options granted in 2000 and prior years satisfied the requirements of federal tax law and thus compensation recognized in connection with such awards should be fully deductible. The Compensation Committee reserves the authority to award non-deductible compensation in other circumstances as it deems appropriate.

                                          James H. Cavanaugh, Ph.D., Chairman
                                          M. James Barrett, Ph.D.
                                          Barbara Hackman Franklin
                                          Lawrence C. Hoff
                                          Gordon S. Macklin

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table summarizes the compensation paid by the Company to Wayne
T. Hockmeyer, who served as the Company's Chief Executive Officer until
October 1, 2000, David M. Mott, who became the Company's Chief Executive Officer on that date, and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for the last three years. All information relating to shares of the Company's common stock has been adjusted to reflect the three-for-one split of that stock, which was distributed in June 2000.

                                                                                             LONG-TERM
                                                                    ANNUAL COMPENSATION     COMPENSATION
                                                                   ----------------------   ------------
                                                                                               OPTION
NAME AND PRINCIPAL POSITION                               YEAR     SALARY ($)   BONUS ($)    AWARDS(#)
---------------------------                             --------   ----------   ---------   ------------
Wayne T. Hockmeyer....................................    2000       637,953     800,000        675,000
  Chairman of the Board                                   1999       535,092     750,000        720,000
  and the Executive Committee                             1998       435,000     350,000        720,000
  and Former Chief Executive Officer

David M. Mott.........................................    2000       531,630     750,000        650,000
  Vice Chairman of the Board                              1999       418,192     500,000        600,000
  and Chief Executive Officer                             1998       358,668     250,000        600,000

Melvin D. Booth.......................................    2000       562,950     425,000        600,000
  President and Chief Operating Officer                   1999       468,416     500,000        600,000
  (Employment commenced October 1998)                     1998       103,034     250,000      1,500,000

James F. Young........................................    2000       356,495     350,000        415,000
  President, Research                                     1999       291,772     300,000        270,000
  and Development                                         1998       239,513     150,000        450,000

Franklin H. Top, Jr...................................    2000       343,998     250,000        375,000
  Executive Vice President                                1999       291,772     300,000        270,000
  and Medical Director                                    1998       239,680     150,000        240,000

Bogdan Dziurzynski....................................    2000       293,928     250,000        375,000
  Senior Vice President,                                  1999       244,048     300,000        270,000
  Regulatory Affairs                                      1998       206,500     150,000        240,000
  and Quality Assurance

OPTION GRANTS IN FISCAL 2000

    The following table sets forth information relating to the grant of stock options by the Company during 2000 to the Named Executive Officers.

                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                            OF ASSUMED ANNUAL RATES
                                                                                          OF STOCK PRICE APPRECIATION
                                                       INDIVIDUAL GRANTS                      FOR OPTION TERM (1)
                                        -----------------------------------------------   ---------------------------
                                                     % OF TOTAL
                                        NUMBER OF     OPTIONS
                                        SECURITIES   GRANTED TO   EXERCISE
                                        UNDERLYING   EMPLOYEES    OR BASE
                                         OPTIONS     IN FISCAL     PRICE     EXPIRATION
                 NAME                     (#)(2)        2000       ($/SH)       DATE         5% ($)        10% ($)
                 ----                   ----------   ----------   --------   ----------   ------------   ------------
Wayne T. Hockmeyer....................   675,000       9.37%      60.4167      2/17/10     25,647,123     64,994,846
David M. Mott.........................   600,000       8.33%      60.4167      2/17/10     22,797,443     57,773,196
                                          50,000       0.69%      69.5625      8/17/10      2,187,347      5,543,235
Melvin D. Booth.......................   600,000       8.33%      60.4167      2/17/10     22,797,443     57,773,196
James F. Young........................   375,000       5.20%      60.4167      2/17/10     14,248,402     36,108,248
                                          40,000       0.56%      65.7500     11/16/10      1,653,993      4,191,543
Franklin H. Top, Jr...................   375,000       5.20%      60.4167      2/17/10     14,248,402     36,108,248
Bogdan Dziurzynski....................   375,000       5.20%      60.4167      2/17/10     14,248,402     36,108,248

------------------------------

(1) The indicated dollar amounts are the result of calculations based on the exercise price of each option and assume five and ten percent appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) Granted options become exercisable in 25% annual increments beginning on the first anniversary of the date of grant.

AGGREGATED OPTION EXERCISES IN 2000 AND FISCAL YEAR-END VALUES

    The following table sets forth information relating to the exercise of stock options by the Named Executive Officers during 2000, the number of shares covered by stock options held by them at December 31, 2000 and also shows the value of their "in-the-money" options (market price of the Company's stock less the exercise price) at that date.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                     OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                      SHARES                      DECEMBER 31, 1999(#)          DECEMBER 31, 1999 ($)
                                     ACQUIRED       VALUE      ---------------------------   ---------------------------
               NAME                 ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----                 -----------   ----------   -----------   -------------   -----------   -------------
Wayne T. Hockmeyer................    664,092     33,271,188           0       1,755,000              0      38,188,692
David M. Mott.....................    586,878     28,926,517      16,140       1,550,000        725,299      31,823,910
Melvin D. Booth...................    890,910     47,102,329       9,090       1,800,000        333,494      40,467,765
James F. Young....................    261,360     13,470,407       8,640         887,500        388,264      16,929,398
Franklin H. Top, Jr...............    506,784     22,617,167     322,500         742,500     12,883,850      12,698,707
Bogdan Dziurzynski................    322,500     18,052,310      45,000         742,500      2,022,210      12,698,707

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements (the "Agreements") with each of the Named Executive Officers. The term of employment under the Agreements was recently extended until November 1, 2002 (October 1, 2003, in the case of Dr. Hockmeyer), subject to earlier termination as provided in the Agreements. The Agreements provide for a base salary of each executive during the term of the Agreements ($650,000 for Dr. Hockmeyer (increasing to $1,000,000 as of October 1, 2001), $750,000 for Mr. Mott, $600,000 for Mr. Booth, $430,000
for Dr. Young, $360,000 for Dr. Top and $315,000 for Mr. Dziurzynski), with such base salary (except in the case of Dr. Hockmeyer's) to be reviewed for possible increase each year by the Compensation Committee. Under the Agreements, each executive (i) will have an opportunity to earn an annual cash bonus based upon pre-determined performance standards of the Company, except that in light of Dr. Hockmeyer's no longer serving as Chief Executive Officer of the Company, his Agreement provides that it is not anticipated that he would receive a bonus for years subsequent to 2000, (ii) will be entitled to participate in such employee benefit and fringe benefit plans or programs as are made available from time to time to similarly situated executives of the Company and (iii) will be eligible for the grant of stock options, as determined in the sole discretion of the Compensation Committee.

    The Agreements include provisions that are effective upon the termination of employment of the executive under certain circumstances. In the event that such a termination by the Company constitutes a "termination without cause" (as defined in the Agreements), the executive will be entitled to (i) accrued but unpaid compensation and benefits, (ii) continued payment of base salary plus a pro rata bonus amount for a period of two years (or one year in the cases of Dr. Top and Mr. Dziurzynski) and (iii) continued benefit coverage for two years (or one year in the cases of Dr. Top and Mr. Dziurzynski), except for Dr. Hockmeyer, who is entitled to lifetime benefit coverage. In the event that the executive resigns or his termination of employment constitutes a "termination for cause" (as defined in the Agreements), he will be entitled to accrued but unpaid compensation and benefits. In the event the executive is terminated on account of death or "disability" (as defined in the Agreements), he will be entitled to (i) accrued but unpaid compensation and benefits, (ii) a lump-sum payment equal to one year of base salary and (iii) in the case of "disability," continuation of medical benefit coverage for one year, except for Dr. Hockmeyer, who is entitled to lifetime benefit coverage.

    If the termination of employment of the executive constitutes a "termination without cause," or a resignation for "good reason," following a "change of control" of the Company (as defined in the Agreements), he will be entitled to
(i) accrued but unpaid compensation and benefits, (ii) a lump sum payment equal to the executive's base salary (as in effect immediately prior to such termination) plus a pro rata bonus amount for three years (or two years in the cases of Dr. Hockmeyer, Dr. Top and Mr. Dziurzynski) as set forth in the Agreements, discounted to present value from the dates such payments would be made if paid on a semi-monthly basis and (iii) continuation of the medical benefits coverage for a period of three years (or two years in the cases of Dr. Top and Mr. Dziurzynski), except for Dr. Hockmeyer, who is entitled to lifetime benefit coverage. In the event that Dr. Hockmeyer's, Mr. Mott's, Mr. Booth's or Dr. Young's termination of employment constitutes a "termination without cause" or a resignation for "good reason" within six months following a "change in control" of the Company, such executives shall retain the right to exercise any options to purchase shares of the

Company's stock until the earlier of (a) three years following the date of such termination or (b) the expiration of the original full term of each such option.

    Upon a "change in control" of the Company, all options to purchase the Company stock held by Dr. Hockmeyer, Mr. Mott, Mr. Booth and Dr. Young shall become fully vested and exercisable. In the event that any payment under the Agreements constitutes an excess parachute payment under Section 280G of the Internal Revenue Code (the "Code"), the executive will be entitled to additional gross-up payments such that the net amount retained by the executive after deduction of any excise taxes and all other taxes on the gross-up payments shall be equal to the net amount that would have been retained from the initial payments under the Agreements.

    The Agreements include certain restrictive covenants for the benefit of the Company relating to non-disclosure by the executives of the Company's confidential business information, the Company's right to inventions and intellectual property, nonsolicitation of the Company's employees and customers and noncompetition by the executives with the Company's business. In the event that, subsequent to termination of employment, an executive breaches any of the restrictive covenants or directly or indirectly makes any adverse public statement or disclosure with respect to the business or securities of the Company, all payments and benefits to which the executive may otherwise be due under the Agreements shall immediately terminate and be forfeited.

DIRECTOR COMPENSATION

    As compensation for serving on the Board, members of the Board who are not employees of the Company receive an annual retainer of $10,000, a fee of $2,500 per Board meeting attended in person plus expenses and a fee of $1,000 for participating in a telephonic Board meeting. For attendance at meetings of Board committees held on days when the Board does not meet, such directors receive $1,000 per meeting attended in person plus expenses and $500 for participating by telephone. Directors may also be compensated for special assignments delegated by the Board of Directors. The Company also has a Non-Employee Directors Stock Option Plan pursuant to which options for 30,000 shares are granted to each non-employee director, upon commencement of service on the Board, and options for 30,000 shares are granted to each non-employee director on June 30 of each year of continued service on the Board.

PERFORMANCE GRAPH

    The chart set forth below shows the cumulative return of an investment of $100 on December 31, 1995, in each of MedImmune's common stock, the Standard & Poor's 500 Composite Stock Index (the "S&P 500"), the Nasdaq Pharmaceutical Stocks Total Return Index (the "Nasdaq Pharmaceutical Index") and the Nasdaq Stock Market (U.S.) Index (the "Nasdaq Stock Index"), an index which the Company used in the performance graph in prior years. Due to the inclusion of the Company in the S&P 500, the Company believes the S&P 500 is now a better comparative index than the Nasdaq Stock Index. SEC regulations require the Company to show all four indices this year, but in the future the Company will cease showing the Nasdaq Stock Index. All values assume reinvestment of the pre-tax value of dividends paid by companies included in these indices and are calculated as of December 31 of each year. MedImmune's share prices have been adjusted to reflect a two-for-one stock split effected by the Company in December of 1998 and a three-for-one stock split effected by the Company in June 2000. The S&P 500 is one of the most widely used benchmarks of U.S. equity performance and consists of 500 stocks (including

MedImmune's) chosen for market size, liquidity, and industry group representation. It is a market-value weighted index (stock price times number of shares outstanding), with each stock's weight in the index proportionate to its market value. The Company has selected the Nasdaq Pharmaceutical Index, which is calculated and supplied by Nasdaq, as the appropriate published industry index for this comparison. The Nasdaq Pharmaceutical Index is comprised of 264 companies, of which many are biotechnology companies. The stock price performance on the graph below is not necessarily indicative of future price performance.

                                    [CHART]

                                               NASDAQ STOCK      NASDAQ PHARMACEUTICAL
     DATE               MEDIMMUNE   S&P 500       INDEX              INDEX
       -------          ---------   -------        -------              -------
Dec-95                  $ 100.00    $100.00        $100.00              $100.00
Dec-96                  $  85.00    $122.96        $123.04              $100.31
Dec-97                  $ 214.38    $163.98        $150.69              $103.66
Dec-98                  $ 497.19    $210.84        $212.51              $131.95
Dec-99                  $1,658.75   $255.22        $394.92              $248.01
Dec-00                  $1,430.77   $231.98        $237.62              $308.49

REPORT OF THE AUDIT COMMITTEE

    The Board of Directors appoints an audit committee (the "Audit Committee") each year. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to financial reporting. The Audit Committee consists of four outside directors, each of whom is independent within the meaning of the rules of the National Association of Securities Dealers, Inc.

    The Audit Committee reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2000. It also discussed with PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 and it received from PricewaterhouseCoopers the written disclosures and the letter required by the Independence Standards Board Standard No. 1. Furthermore, the Audit Committee discussed with PricewaterhouseCoopers and considered whether the non-audit services provided to the Company by PricewaterhouseCoopers were compatible with maintaining its independence. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company's Annual Report to Stockholders and its Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and that PricewaterhouseCoopers be retained as independent auditors to conduct the audit of the Company's financial statements for the year ending December 31, 2001.

    The Audit Committee is governed by a written charter adopted by the Board of Directors. A copy of the Company's audit committee charter has been included as Exhibit A to this Proxy Statement.

                                          Lawrence C. Hoff (Chairman)
                                          M. James Barrett, Ph.D.
                                          Barbara Hackman Franklin
                                          Gordon S. Macklin

          PROPOSAL 2--APPROVAL OF AMENDMENT TO 1999 STOCK OPTION PLAN

    On February 15, 2001, the Board of Directors adopted an amendment to the Company's 1999 Stock Option Plan (the "1999 Plan"), subject to stockholder approval at the 2001 Annual Meeting, which would increase the maximum number of shares of common stock authorized for issuance under the 1999 Plan from 14,250,000 to 19,250,000. The following is a summary of the material features of the 1999 Plan, as well as the amendment proposed for approval.

    Stock options have been an integral component of the Company's compensation program since the formation of the Company, providing long-term incentives for employees as well as encouraging their ownership of the Company's common stock. The 1999 Plan provides for the grant of incentive stock options ("ISOs"), which qualify under Section 422 of the Code, and for the grant of nonqualified stock options ("NSOs"), which do not so qualify. The 1999 Plan is administered by the Compensation Committee. Subject to the limitations set forth in the 1999 Plan, the Compensation Committee has the authority to determine the persons to whom options will be granted, the time at which options will be granted, the number of shares subject to each option, the exercise price of each option, the time or times at which the options will become exercisable and the duration of the exercise period. ISOs may be granted only to employees or officers of the Company. NSOs may be granted to employees, officers, consultants, members of the Board of Directors or advisors of the Company. The option price is determined by the Compensation Committee, but in the case of ISO's may not be less than 100% of the fair market value of the common stock on the date of grant. The maximum number of shares of common stock underlying stock options that may be granted to any participant during any one calendar year under the 1999 Plan is 3,000,000 shares. The maximum term of options granted under the 1999 Plan is 10 years from the date of the grant. ISOs granted to any participant who owns stock possessing more than 10% of the total combined voting power of all classes of outstanding stock of the Company are subject to special limitations relating to the exercise price and term of the options.

    The Compensation Committee may accelerate the vesting of an option at any time prior to its termination or upon the occurrence of specified events, subject to limitations set forth in the 1999 Plan. The Compensation Committee has the authority, with the consent of the participant, to cancel and replace stock options previously granted with new options for the same or different number of shares and having a higher or lower exercise price, and may amend, with the consent of the participant, the terms of any outstanding stock option; provided, however, that the Committee shall not, without the approval of the Company's stockholders, cause the cancellation, substitution or amendment of options that would have the effect of reducing the exercise price of options previously granted under the Plan. Under the 1999 Plan, proportionate adjustments to stock options will be made upon certain reorganizations of the Company. The 1999 Plan provides that the exercise price of an option is to be payable in cash or by such other method of payment as the Compensation Committee may approve.

    The 1999 Plan has a term of 10 years, subject to earlier termination or amendment by the Board of Directors, and all options granted under the 1999 Plan prior to its termination remain outstanding until they have been exercised or are terminated in accordance with their terms. The Board will seek stockholder approval for any amendments to the 1999 Plan if it determines that such approval is required in order to comply with Sections 422 or 162(m) of the Code or the rules of any security exchange.

    The 1999 Plan was initially adopted by the Board of Directors with 8,250,000 shares of common stock reserved for issuance upon exercise of stock options granted to participants. The Board amended the 1999 Plan in February 2000 to increase the maximum number of shares reserved for issuance to 14,250,000. This increase in shares was approved by the stockholders at the 2000 Annual Meeting.

    In order to allow the 1999 Plan to continue to provide long-term incentives to employees, the Board of Directors has authorized the increase in the number of shares of common stock under the 1999 Plan, subject to shareholder approval. As of March 16, 2001, 2,509,398 shares remained available for grant under the 1999 Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1999 STOCK OPTION PLAN.

              PROPOSAL 3--APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

    On February 15, 2001, the Board of Directors adopted the Company's Employee Stock Purchase Plan (the "Purchase Plan"), subject to stockholder approval at the 2001 Annual Meeting, which would authorize for purchase thereunder by eligible employees up to 3,000,000 shares of the Company's common stock. The Purchase Plan is being proposed for approval by the stockholders of the Company in order to qualify the shares under the Purchase Plan for special tax treatment under Section 423 of the Code. If so approved, the Purchase Plan will become effective as of June 1, 2001. The following is a summary of the material features of the Purchase Plan and is qualified in its entirety by the full text of the Purchase Plan, which is attached to this Proxy Statement as Exhibit B.

    PLAN DESCRIPTION. The Purchase Plan would provide qualified employees of the Company and certain subsidiaries with additional incentive to continue in their employment and would encourage the promotion of the best interests of the Company by permitting such employees to purchase shares of the Company's common stock at prices below market value. Shares of the Company's common stock issued and sold under the Purchase Plan may be either authorized but unissued shares or shares held in the Company's treasury. In the event of a stock split, dividend, combination, reclassification or other similar change in the Company's capital structure or a change in control of the Company, the Compensation Committee may make appropriate adjustments in the maximum number and kind of shares available under the Purchase Plan as well as in the number and kind of shares and purchase price offered during any outstanding offering period (including any limitations thereon), subject in the case of certain corporate reorganizations to the requirements of Section 424(a) of the Code.

    OFFERINGS. The Purchase Plan will be implemented by allowing eligible employees to purchase stock during a series of offering periods with a starting date and a length of each such offering period to be determined by the Compensation Committee in its discretion, provided an offering period shall not be more than 27 months in length. Each offering period will consist of one or more consecutive purchase periods, as determined by the Compensation Committee, during which eligible employees' payroll deductions will be used to purchase the Company's common stock on the final trading day thereof in each such purchase period at a purchase price per share equal to the lesser of (i) 85% of the fair market value of the Company's common stock on the first trading day of the offering period and (ii) 85% of the fair market value of the Company's common stock on the last trading day of each purchase period. "Fair market value" is defined as the closing price of the Company's common stock on the Nasdaq Stock Market on the trading day immediately preceding the date the fair market value is to be determined.

    PARTICIPATION. The Company and certain of its subsidiary corporations (within the meaning of section 424(f) of the Code) selected by the Compensation Committee from time to time will be participating employers under the Purchase Plan. All full-time employees (I.E., all employees other than employees whose customary employment is less than 20 hours a week or less than five months in a calendar year) of participating employers will be eligible to elect to participate in an offering period under the Purchase Plan, except employees whose last period of continuous employment with a participating employer was less than the minimum service period required by the Compensation Committee from time to time for participation in the Purchase Plan. The Compensation Committee may allow employees who did not meet the minimum service period requirement on the first day of an offering period to participate in the offering period after they meet such requirement (with the date they begin participation being treated as the first day of the offering period for all purposes under the Purchase Plan, including their purchase price in such offering period). Approximately 775 employees will be initially eligible to participate in the Purchase Plan.

    CONTRIBUTIONS. Prior to the start of each offering period, each eligible employee will be entitled to elect to contribute from 1% to 15% in the aggregate of his or her eligible compensation during the purchase periods of such offering period in order to purchase the Company's common stock under the Purchase Plan, provided that if an employee participates in more than one offering period at any one time, the employee will not be permitted to contribute more than 15% of his or her eligible compensation at any one time. The amount to be contributed by an employee will be deducted from his or her compensation and applied towards the purchase of the Company's common stock on the last day of each purchase period. An employee may change the percentage of his or her compensation to be contributed during any given offering period only prior to the start of a new purchase period within such offering period. An employee may also elect to withdraw from participation prior to the end of an offering period. An employee may elect not to participate with respect to one or more offering periods.

    No employee will have the right to participate in the Purchase Plan to the extent it would permit him or her to purchase in any calendar year over $25,000 of the fair market value of the Company's common stock under the Purchase Plan and the Company's other stock purchase plans. Such fair market value would be determined as of the first day of each offering period. No employee would have a right to purchase the Company's common stock under the Purchase Plan if, immediately after receiving such right, he or she would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any participating subsidiary, taking into account any stock attributable to such employee under section 424(d) of the Code. Shares purchased under the Purchase Plan for an employee will be held for the employee in a custodial account until the earlier of (i) the time the employee notifies the Company that he or she wishes to sell the shares of the Company's common stock or (ii) the later of two years from the first date of the offering period under which the shares were acquired or one year from the date of purchase of such shares. The employee will retain the right to vote and be entitled to any dividends on shares held for the employee's account. Any cash dividends paid with respect to shares held for the account of an employee will be, at the employee's discretion, either distributed to the employee or used to purchase additional shares of the Company's common stock in the open market. The maximum number of shares of the Company's common stock that may be purchased by an employee during a single offering period is 5,000 shares.

    CHANGES IN EMPLOYMENT STATUS. Upon an employee's termination of employment for any reason, or upon an employee's ceasing to be eligible under the Purchase Plan for any other reason, all contributions to the employee's account will cease and the employee will no longer be a participant in the Purchase Plan as of the date of the termination or cessation. As soon as practical thereafter, the employee will receive the cash balance remaining in his or her account.

    ADMINISTRATION. The Purchase Plan will be administered by the Compensation Committee. The Compensation Committee will have the discretionary authority to interpret the Purchase Plan and to determine all questions arising in its administration, application and operation. The Company will bear the costs of administration, including any fees, costs and expenses relating to the purchase of shares.

    TERMINATION AND AMENDMENT. The Purchase Plan will terminate upon the purchase by employees of all shares subject to the Purchase Plan, unless an increase in shares is authorized by the Board of Directors and approved by the stockholders. The Board of Directors may terminate the Purchase Plan at any time for any reason. At any time the Board of Directors may make any amendments to the Purchase Plan that it deems advisable. The Board will seek stockholder approval for such amendments if it determines that approval is necessary in order to comply with Section 423 of the Code.

    FEDERAL INCOME TAX CONSEQUENCES. The following is a general description of the current United States federal income tax consequences to employees and the Company relating to participation in and purchases of stock under the Purchase Plan. This discussion does not purport to cover all tax consequences relating to the Purchase Plan.

    No federal income tax will be recognized by the employee upon participation in the Purchase Plan or upon the purchase of shares of the Company's common stock under the Purchase Plan. If an employee disposes of stock purchased under the Purchase Plan within two years from the first date of the offering period under which the shares were acquired or one year from the date of purchase of such shares, at the time of disposition the employee will recognize
(i) ordinary income equal to the fair market value of the stock on the day it was purchased, less the amount paid for the shares and (ii) a capital gain or loss equal to the difference between the employee's basis in the stock (the amount paid for the stock plus the amount recognized as ordinary income) and the amount realized upon the disposition of the stock. The Company generally will be entitled to a deduction in the amount of the ordinary income recognized by the employee.

    If an employee disposes of shares of Company stock purchased under the Purchase Plan more than two years from the first date of the offering period under which the shares were acquired and more than one year from the date of purchase of such shares, at the time of the disposition, the employee will recognize ordinary income equal to the lesser of (i) the excess (if any) of the fair market value of the stock on the date of disposition over the purchase price paid by the employee or (ii) the excess (if any) of the fair market value of the stock on the first day of the designated purchase period over the purchase price paid by the employee. In addition, the employee will recognize a capital gain or loss equal to the difference between the employee's basis in the stock (the amount paid for the stock plus the amount recognized as ordinary income) and the amount realized upon the disposition of the stock. Under such circumstances, the Company will not be entitled to any deduction.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN.

                PROPOSAL 4--APPOINTMENT OF INDEPENDENT AUDITORS

    The Audit Committee recommended and the Board of Directors approved the appointment of PricewaterhouseCoopers as independent auditors for fiscal 2001, subject to stockholder approval and ratification. The Audit Committee, in arriving at its recommendation to the Board, reviewed the performance of PricewaterhouseCoopers in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers in these respects.

    PricewaterhouseCoopers has served as the Company's independent auditor since the Company's inception. Representatives of PricewaterhouseCoopers will be present at the stockholders' meeting and will have the opportunity to make such statements as they may desire. They will also be available to respond to appropriate questions from the stockholders present.

AUDIT FEES

    The aggregate fees billed by PricewaterhouseCoopers in connection with its audit of the Company's annual financial statements for the year 2000 and its review of the financial statements included in the Company's Forms 10-Q during 2000 were $189,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    The Company did not engage PricewaterhouseCoopers to provide services for the Company regarding financial information systems design and implementation during 2000.

ALL OTHER FEES

    PricewaterhouseCoopers was engaged last year to perform certain non-audit related services on behalf of the Company. PricewaterhouseCoopers billed the Company fees totaling $246,000 for these services. Of these services, $216,000 related to the preparation of Federal and state tax returns, tax planning, audits of the Company's 401(k) and benefit plans and $30,000 related to consulting services.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR 2001.

                               SECURITY OWNERSHIP

PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information at January 31, 2001 regarding the beneficial ownership of Company common stock of each person known by the Company to be the beneficial owner of more than five percent of the outstanding common stock, each of the directors of the Company, each of the Named Executive Officers and all Named Executive Officers and directors of the Company as a group.

                                                                 BENEFICIAL OWNERSHIP
                                                              ---------------------------
                            NAME                              NUMBER OF SHARES   PERCENT
                            ----                              ----------------   --------
Putnam Investments, Inc.....................................     17,532,255         8.3%
  One Post Office Square
  Boston, Massachusetts 02109
FMR Corp....................................................     15,391,685         7.3%
  82 Devonshire Street
  Boston, Massachusetts 02109
BB Biotech AG...............................................     11,456,000         5.4%
  Vordergasse 3
  8200 Schaffhausen
  CH/Switzerland
Wayne T. Hockmeyer, Ph.D.(1)................................        528,750           *
David M. Mott(1)............................................        775,224           *
Melvin D. Booth(1)..........................................        309,090           *
Franklin H. Top, Jr., M.D.(1)...............................      1,514,676           *
M. James Barrett, Ph.D......................................              0           *
James H. Cavanaugh, Ph.D.(2)................................        172,428           *
Barbara Hackman Franklin(1).................................        111,000           *
Lawrence C. Hoff............................................          1,200           *
Gordon S. Macklin(1)........................................        220,000           *
James F. Young Ph.D.(1).....................................        388,328           *
Bogdan Dziurzynski (1)......................................        319,000           *
All executive officers and directors as a group (11               4,339,696         2.0%
  persons)(1)(2)............................................

------------------------

*   Less than one percent.

(1) Includes shares of common stock issuable upon exercise of options vesting prior to April 1, 2001 as follows: Dr. Hockmeyer, 528,750 shares; Mr. Mott, 616,140 shares; Mr. Booth, 309,090 shares; Dr. Top, 588,750 shares;
    Ms. Franklin, 105,000 shares; Mr. Macklin, 210,000 shares; Dr. Young, 327,390 shares; Mr. Dziurzynski, 311,250 shares; and all officers and directors as a group, 2,996,370 shares.

(2) Includes 88,590 shares owned directly by Dr. Cavanaugh and 83,838 shares owned by a partnership of which Dr. Cavanaugh is a general partner.

                                 OTHER MATTERS

    The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. Other business may properly come before the meeting and, in that event, it is the intention of the Proxy Committee to vote as recommended by the Company.

PROXY SOLICITATION

    The solicitation of proxies is being conducted by the Company, which will bear the cost of such solicitations. The Company will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company expects to solicit proxies primarily by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by facsimile, or by mail. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. MacKenzie
Partners, Inc. will solicit proxies by personal interview, telephone, facsimile, and mail. It is anticipated that the fee for those services will not exceed $3,000 plus reimbursement of customary out-of-pocket expenses.

DEADLINE FOR SUBMISSION OF STOCKHOLDER
PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

    The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be submitted in writing to the Corporate Secretary of the Company no later than December 1, 2001. Stockholders who wish to submit a proposal at next year's Annual Meeting, but do not comply with requirements for inclusion of the proposal in next year's proxy statement, must submit the proposal in writing to the Corporate Secretary of the Company no later than February 18, 2002, which date is 45 days before the date (April 3) on which this proxy statement is first being mailed to stockholders.

    The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended December 31, 2000, is being mailed herewith to all stockholders of record as of the close of business on March 16, 2001.

            ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE
               ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors,

                                          /s/ Timothy R. Pearson

                                          Timothy R. Pearson
                                          CORPORATE SECRETARY

35 West Watkins Mill Road
Gaithersburg, Maryland 20878
April 3, 2001

                                                                       EXHIBIT A

                                MEDIMMUNE, INC.
                            AUDIT COMMITTEE CHARTER

    The Audit Committee of the Board of Directors shall be comprised of three or more independent directors who are not officers or employees of the Company or any entity controlling, controlled by or under common control with the Company and who do not have any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic financial and accounting practices and at least one member shall have had past employment experience in finance, accounting or other comparable experience or background.

    The Board of Directors shall designate one of the members of the Audit Committee as its Chairman. The Audit Committee shall meet at least three times a year, or more frequently as circumstances dictate, shall report all proceedings to the Board of Directors and shall keep regular minutes of its meetings.

    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities. In this regard the Audit Committee shall:

    (1) recommend for approval by the Board of Directors the selection of independent public accountants for the Company;

    (2) require the independent public accountants annually to declare relationships and/or services which may impact on their objectivity and independence, consistent with Independence Standards Board Standard 1, and engage in an active dialogue with the independent public accountants with respect to any relationships and/or services so declared;

    (3) advise the independent public accountants of their ultimate accountability to the Board of Directors and to the Audit Committee and of the authority and responsibility of the Board of Directors and of the Audit Committee to select, evaluate and, where appropriate, recommend and approve (subject to approval and ratification by Company stockholders) new independent public accountants for the Company;

    (4) review with management and the independent public accountants the adequacy of existing internal controls and procedures regarding accounting, financial and legal compliance;

    (5) review, either directly or through the chairman of the Audit Committee, with management and the independent public accountants the Company's quarterly unaudited financial statements in advance of filing the Company's Quarterly Report on Form 10-Q;

    (6) review the results of independent audits with management including the scope, plan and results of any audits completed by the independent public accountants;

    (7) review with the Company's outside counsel any legal and regulatory matters that may have a material impact on the Company's financial statements;

    (8) meet with management, the independent public accountants and outside counsel in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately;

    (9) review with the Board of Directors the performance of the independent public accountants;

    (10) review and discuss with management and the independent public accountants the Company's audited financial statements for the prior fiscal year and recommend to the Board of Directors whether such financial statements should be included in the Company's Annual Report on Form 10-K;

    (11) discuss with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 entitled "Communication With Audit Committees;"

    (12) review and reassess on an annual basis the adequacy of this Charter and report the results thereof to the Board of Directors; and

    (13) perform any other activities consistent with the Company's charter, by-laws and applicable laws and regulations as the Board of Directors deems necessary or appropriate.

                                                                       EXHIBIT B

                                MEDIMMUNE, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

                                   ARTICLE I
                            PURPOSE AND COMMENCEMENT

    1.01 Purpose. The purpose of the Plan is to provide the employees of the Company and certain of its subsidiaries added incentive to continue in their employment and to encourage increased efforts to promote the best interests of the Company by permitting eligible employees to purchase shares of common stock of the Company at prices less than the fair market value thereof. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code and will be interpreted and construed in accordance with this purpose.

    1.02 Commencement. The Plan will become effective on June 1, 2001, if approved by stockholders of the Company prior to that date.

                                   ARTICLE II
                                  DEFINITIONS

    2.01 Definitions. As used in the Plan, the following terms and phrases will have the following meanings:

    (a) "Board of Directors "will mean the Board of Directors of the Company.

    (b) "Code" will mean the Internal Revenue Code of 1986, as amended.

    (c) "Committee" means the Compensation and Stock Committee of the Board of Directors or any other committee of the Board of Directors appointed by the Board of Directors to administer the Plan from time to time.

    (d) "Common Stock" means the common stock of the Company, par value $.01 per share.

    (e) "Company" means MedImmune, Inc., a Delaware corporation.

    (f) "Contribution Account" means the account established on behalf of a Participant pursuant to Article VI, to which his or her Participant Contributions will be credited.

    (g) "Contribution Rate" means a percentage of a Participant's Covered Compensation during each payroll period designated by each Participant to be withheld by payroll deduction and credited to his or her Contribution Account under Section 6.03.

    (h) "Covered Compensation" means an Employee's base pay, annual bonus compensation, overtime and commission income (in the case of Employees whose primary form of compensation is commission income) received from a Participating Employer, in each case before tax withholdings and other payroll deductions (such as deductions under Section 401(k) or 125 of the Code), but covered compensation does not include (i) relocation reimbursement, stock options, or other extraordinary payments as determined by the Committee; (ii) employer contributions to any deferred compensation plan maintained by a Participating Employer; (iii) fringe benefits not taxable to the Participant; (iv) payments to or on behalf of a Participant after he or she is no longer an Employee; and (v) imputed life insurance income and all other forms of imputed income.

    (i) "Effective Date" means June 1, 2001.

    (j) "Election Deadline" means the last date prior to the start of an Offering Period, as determined by the Committee, for submitting an Election Form.

    (k) "Election Form" means the form or methods approved by the Committee for Eligible Employees to elect participation and his or her Contribution Rate in an Offering Period under the Plan. In lieu of or in addition to a paper form, the Committee may authorize election of Plan participation via web access, telephone, telephone voice response system or any other technological means.

    (l) "Eligible Employee" means an Employee who has satisfied the eligibility requirements for participation in the Plan as provided in Section 6.01.

    (m) "Employee" shall mean each employee of a Participating Employer whose customary employment is at least 20 hours a week and more than five months in a calendar year. For purposes of the Plan, "employment" shall be determined in accordance with the provisions of Section 1.421-7(h) of the Treasury Regulations (or any successor regulations).

    (n) "Fair Market Value" of a share of Common Stock as of a given date means the closing sales price of the Common Stock on the Nasdaq Stock Market on the trading day immediately preceding the date as of which Fair Market Value is to be determined or, in the absence of any reported sales of Common Stock on such date, on the first preceding date on which any such sale shall have been reported. If Common Stock is not listed on the Nasdaq Stock Market on the date as of which Fair Market Value is to be determined, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate.

    (o) "Offer Date" means the first trading date of the Common Stock in an Offering Period, subject to Section 6.01.

    (p) "Offering Period" shall be as defined in Section 5.01.

    (q) "Participant" means any Eligible Employee who has met the conditions and provisions for becoming a Participant and who has elected participation in an Offering Period under Article VI.

    (r) "Participant Contribution" means the amount contributed by each Participant to his or her Contribution Account for an Offering Period.

    (s) "Participating Employer" means the Company and any Subsidiary that is designated by the Committee from time to time as a Participating Employer under the Plan.

    (t) "Plan" shall mean the MedImmune Inc. Employee Stock Purchase Plan, as set forth herein, as it may be amended from time to time.

    (u) "Purchase Date" shall be as defined in Section 5.02.

    (v) "Purchase Period" shall be as defined in Section 5.02.

    (w) "Purchase Price" means the purchase price for a share of Common Stock to be paid by a Participant on a Purchase Date, as determined under Section 7.01.

    (x) "Service Requirement" means the period of continuous service, if any, as determined by the Committee from time to time, that an Employee is required to have rendered with a Participating Employer immediately prior to an Offer Date for the Employee to be an Eligible Employee on the Offer Date of such Offering Period.

    (y) "Subsidiary" means a subsidiary of the Company that is treated as a subsidiary corporation under Section 424(f) of the Code. For avoidance of doubt, any entity that is not treated as a "corporation" for U.S. federal income tax purposes shall not be a "Subsidiary" under the Plan.

                                  ARTICLE III
                      SHARES SUBJECT TO PLAN; ADJUSTMENTS

    3.01 Shares Subject to Plan. A maximum of 3,000,000 shares of Common Stock may be purchased under the Plan, subject to adjustment as set forth in
Section 3.02. Shares of Common Stock issued and sold under the Plan may be either authorized but unissued shares or shares held in the Company's treasury.

    3.02 Adjustments. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger or consolidation, or the sale, conveyance, or other transfer by the Company of all or substantially all of its property, or any other change in the corporate structure or shares of the Company, pursuant to any of which events the then outstanding shares of Common Stock are split up or combined, or are changed into, become exchangeable at the holder's election for, or entitle the holder thereof to cash, other shares of stock or any other consideration, or in the case of any other transaction described in Section 424(a) of the Code, the Committee may make appropriate and proportionate adjustment in the maximum number and kind of shares provided in
Section 3.01 and in the number and kind of shares and Purchase Price offered during any outstanding Purchase Period (including any limitations thereon), subject in the case of certain corporate reorganizations to the requirements of
Section 424(a) of the Code.

                                   ARTICLE IV
                           ADMINISTRATION OF THE PLAN

    4.01 Committee Actions. Pursuant to the direction of the Board of Directors, the Committee will be responsible for the administration of the Plan. The Committee will have the discretionary authority to interpret the Plan and decide all questions arising in its administration, application and operation, including all questions of fact and interpretation of the provisions of the Plan. All determinations by the Committee will be conclusive and binding on all persons. The Committee, from time to time, may adopt, amend and rescind rules and regulations not inconsistent with the Plan for carrying out the Plan, and may approve the forms of any documents or writings provided for in the Plan. The Committee will have full discretionary authority to delegate ministerial functions to employees of the Company and its Subsidiaries. No member of the Board of Directors or the Committee will be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted hereunder. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority to perform certain administrative functions under the Plan.

    4.02 Custodial Functions. The Committee may in its discretion engage a bank trust department, securities brokerage firm or other financial institution as agent to perform custodial and record-keeping functions for the Plan.

    4.03 Plan Costs. The Company will bear the cost of administering the Plan, including any fees, costs and expenses relating to the purchase of shares of Common Stock under the Plan. Notwithstanding the foregoing, Participants will be responsible for all fees, costs and expenses incurred in connection with the disposition of shares of Common Stock purchased under the Plan.

                                   ARTICLE V
                     OFFERING PERIODS AND PURCHASE PERIODS

    5.01 Offering Periods. The Plan shall be implemented by a series of periods (each, an "Offering Period"), with each such Offering Period beginning on the Offer Date and ending on such date determined prior to the Offer Date by the Committee; provided, however, that in no event shall an Offering Period end on a date that is later than 27 months following the applicable Offer Date. The initial Offering Period shall commence on the first trading date of the Common Stock on or after the Effective Date. Subsequent Offering Periods shall commence on such later dates as the Committee shall determine from time to time. The Committee may provide for Offering Periods that are consecutive or overlapping with respect to other Offering Periods.

    5.02 Purchase Periods. Each Offering Period will consist of one or more consecutive periods (each, a "Purchase Period") during which payroll deductions accumulated in each Participant's Contribution Account shall be used to purchase Common Stock on the last trading date of the Common Stock (the "Purchase Date") for the Purchase Period. Each Purchase Period shall have a duration determined by the Committee, provided that each Purchase Period with respect to an Offering Period shall end not later than the end of the relevant Offering Period.

                                   ARTICLE VI
                         ELIGIBILITY AND PARTICIPATION

    6.01 Eligibility.

    (a) Each Employee on the Effective Date shall be an Eligible Employee. Each other Employee shall become an Eligible Employee upon satisfaction of the Service Requirement and may participate in the Plan as of the Offer Date coincident with or next following the date he or she becomes an Eligible Employee. Any person who becomes an Employee on account of a merger, stock purchase, asset purchase or other acquisition by the Company, will have any continuous period of service with the predecessor employer applied towards the satisfaction of the Service Requirement.

    (b) The Committee may provide that any Employee who becomes an Eligible Employee during an Offering Period will be eligible to participate in such Offering Period on the first trading date of the Common Stock on or after the date such Employee becomes an Eligible Employee, or on any later trading date, with such date to be treated as the "Offer Date" for any such Employee for purposes of the Plan. The Purchase Period for any such Employee shall end concurrent with the then-current Purchase Period specified by the Committee.

    6.02 Limitations.

    (a) The maximum numbers of shares that may be purchased by a Participant during any one Offering Period will be 5,000 shares of Common Stock, subject to adjustment as provided in Section 3.02.

    (b) No Participant may be granted the right to purchase shares of Common Stock under the Plan that would permit his or her right to purchase stock under all employee stock purchase plans (to which Section 423 of the Code applies) of the Company and its Subsidiaries, to accrue at a rate that exceeds $25,000 of fair market value of such stock (as determined on the Offer Date) for each calendar year, as and in the manner provided by Section 423(b)(8) of the Code.

    (c) No Participant will acquire a right to purchase shares of Common Stock under the Plan if immediately after receiving such right he or she would be treated as owning 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, determined in accordance with
Section 423(b)(3) of the Code.

    6.03 Elections to Participate.

    (a) Prior to the Election Deadline for each new Offering Period, the Company will make available to each Eligible Employee an Election Form and a summary of the Plan. If an Eligible Employee elects to participate in an Offering Period, he or she will complete the Election Form and file it with the Company by the Election Deadline. The completed Election Form will indicate the Contribution Rate authorized by the Participant. In the event that there are overlapping Offering Periods, an Eligible Employee may participate in more than one such Offering Period by submitting an Election Form prior to the Election Deadline for each such Offering Period, subject to the limitations of Section 6.02 and 6.03(b). Any Eligible Employee who is a Participant in an Offering Period at the end of such Offering Period will automatically continue to participate in any Offering Period beginning the trading date of the Common Stock immediately following the end of such previous Offering Period, unless such Eligible Employee notifies the Company that he or she wishes not to participate in such new Offering Period. Any Eligible Employee who does not elect to participate during any given Offering Period may elect to participate in any future Offering Period, so long as he or she continues to be an Eligible Employee.

    (b) On the Election Form, an Eligible Employee will authorize his or her Participating Employer to deduct through a payroll deduction the amount of the Participant Contribution. The Participant Contribution for each payroll period will be at a Contribution Rate that is a whole percentage not less than 1% and not more than 15% of such Eligible Employee's Covered Compensation paid by the Participating Employer during each payroll period, provided that aggregate Participant Contribution for all Offering Periods in which an Eligible Employee is participating during any payroll period may not exceed 15% of such Eligible Employee's Covered Compensation. The Committee shall determine the method by which the foregoing aggregate Participant Contribution limitation for Participants in multiple Offering Periods shall be implemented. For each Purchase Period, payroll deductions will begin as of the first pay period ending on or after the first trading date of the Common Stock of a Purchase Period and will end as of the end of the last full payroll period ending during the Purchase Period. All Participant Contributions under the Plan will be credited to a Participant's Contribution Account. No interest will accrue to Participants on any amounts credited to the Contribution Account.

    (c) By enrolling in the Plan, each Participant will be deemed to have authorized the establishment of a security limited purchase account in his or her name at a securities brokerage firm or other financial institution with respect to each class of Common Stock being purchased, if approved by the Committee in its discretion.

    6.04 Changes in Participation Elections.

    (a) The Participant's Contribution Rate for an Offering Period, once established, will remain in effect for the remainder of such Offering Period, provided that Participant may change his or her Contribution Rate, subject to the limitations of Section 6.03(b), prior to the start of a new Purchase Period within such Offering Period by notifying the Company by such means and such deadline as is established by the Committee from time to time for a change in a Contribution Rate during an Offering Period. A Participant's Contribution Rate in effect at the end of an Offering Period will remain in effect for the Offering Period beginning on the trading date of the Common Stock immediately following the end of such previous Offering Period, if any, unless a new Election Form is filed with the Company not later than the Election Deadline for such new Offering Period. Notwithstanding the foregoing, if a Participant is participating in multiple Offering Periods that end on the same date, the Participant's Contribution Rate in any single Offering Period beginning on the trading date of the Common Stock immediately following the end of such previous multiple Offering Periods will be the Participant's aggregate Contribution Rates for such multiple previous Offering Periods, unless a new Election Form is filed with the Company not later than the Election Deadline for the such new Offering Period.

    (b) A Participant may notify the Company of his or her desire to discontinue Participant Contributions during an Offering Period by delivering to the Company written notice (on forms provided by the Company) at any time prior to the end of an Offering Period. Upon such a request, all future payroll deductions will cease and no new contributions will be made to the Participant's Contribution Account for such Offering Period. At the election of the Participant, all amounts credited to the Contribution Account for the then-current Purchase Period of such Offering Period will either be refunded to the Participant or will be held until the next Purchase Date of such Offering Period for a purchase of Common Stock in accordance with Section 7.02 (unless the Participant's employment is subsequently terminated, in which case Section 6.05(a) will apply). If a Participant's payroll deductions are prevented by legal process, he or she will be deemed to have terminated participation in the Plan. Any Participant who discontinues participation in all Offering Periods under the Plan will not be eligible to participate in any future Offering Periods of the Plan, unless and until he or she files a new Election Form prior to the Election Deadline for such future Offering Periods.

    6.05 Termination of Employment; Employment Transfers.

    (a) A Participant whose employment with a Participating Employer is terminated during an Offering Period will immediately cease to participate in all Offering Periods under the Plan and all amounts credited to his or her Contribution Account will be refunded.

    (b) If a Participant transfers employment from a Participating Employer to a Subsidiary that is not a Participating Employer during an Offering Period, he or she will immediately cease to participate in all Offering Periods under the Plan and all amounts credited to his or her Contribution Account will be refunded. Any such Participant who transfers employment will not be eligible to participate in any future

Offering Periods of the Plan, unless and until he or she resumes employment with a Participating Employer.

    (c) If an Employee transfers employment from a Subsidiary that does not participate in the Plan to employment with a Participating Employer, he or she will become an Eligible Employee upon satisfaction of the Service Requirement and may become a Participate upon making an election to participate in accordance with Section 6.03. For purposes of satisfying the Service Requirement, any continuous period of service with such Subsidiary that does not participate in the Plan will be applied towards the satisfaction of the Service Requirement.

                                  ARTICLE VII
                            PURCHASE OF COMMON STOCK

    7.01 Purchase Price. For each Purchase Period within an Offering Period, the Purchase Price per share of Common Stock that may be purchased under the Plan will be the lesser of (a) 85% of the Fair Market Value of the Common Stock on the Offer Date of such Offering Period and (b) 85% of the Fair Market Value of the Common Stock on the Purchase Date of each such Purchase Period.

    7.02 Purchase of Common Stock.

    (a) On each Purchase Date, subject to the limitations applicable under
Section 6.02, the accumulated balance of a Participant's Contribution Account for such Purchase Period will be used to purchase the maximum number of whole shares of Common Stock that can be acquired with the amount of the Contribution Account. The number of shares to be so purchased will be determined by dividing
(i) the amount of the Participant's Contribution Account by (ii) the Purchase Price of the Common Stock in respect of such Purchase Period. Any cash balance remaining in a Participant's account after the purchase of shares on a Purchase Date will be applied to purchase Common Stock in the next succeeding Purchase Period, unless the Participant requests that the Company refund any such amount to the Participant; provided, however, that any cash balance remaining in a Participant's account after the purchase of shares on a Purchase Date due to the limitations of Section 6.02 shall be refunded to the Participant.

    (b) If, in any Purchase Period, the total number of shares of Common Stock to be purchased pursuant to the Plan by all Participants exceeds the number of shares authorized under the Plan, then each Participant will purchase his or her pro rata portion of the shares remaining available under the Plan based on the balances in each Participant's Contribution Account as of the Purchase Date. All remaining amounts credited to Participants' Contribution Accounts will be refunded.

    (c) Any cash dividends paid with respect to shares of Common Stock held for the account of a Participant shall be, as determined by the Participant,
(i) distributed to the Participant, or (ii) used to purchase additional shares of Common Stock on the open market, provided that the Participant has made a prior arrangement with the securities firm described in Section 6.03(c) hereof to apply any cash dividends to make such purchases.

    7.03 Notice of Purchase, Stock Certificates, Voting Rights.

    (a) After each Purchase Date, the Company or its agent will provide a report to each Participant stating the amounts credited to his or her Contribution Account, the number of shares of Common Stock purchased and the applicable Purchase Prices.

    (b) Evidence of shares of Common Stock purchased under the Plan will be maintained under the Plan for the account of each Participant and registered in the manner determined by the Committee. Certificates for the number of whole shares purchased on a Participant's behalf under the Plan will be held in a custodial account in the name of the Participant under the Plan. Shares of Common Stock shall be required to remain in the custodial account until the earlier of (i) the receipt of written notice from the Participant that the Participant intends to sell the shares, together with such information concerning such sale as the Company shall require, (ii) the receipt of written notice from the Participant that the Participant requests custody of the share certificates, provided that no such request shall be honored if made prior to the satisfaction of the holding periods under Section 423(a)(1) of the Code, or
(iii) such earlier time as the Committee, in its sole discretion, deems appropriate.

    (c) Shares of Common Stock purchased under the Plan and held in a custodial account on behalf of a Participant may be voted by the Participant as holder of record of such shares.

    7.04 Notification of Disposition of Stock. A Participant or former Participant who disposes of Common Stock purchased under the Plan less than two years after the Offer Date of an Offering Period during which such Common Stock was purchased or less than one year from the Purchase Date of such Common Stock must notify his or her Participating Employer immediately of such disposition in writing. The Participant will be solely responsible for all tax liabilities resulting from any such disposition.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

    8.01 Termination of the Plan. The Plan will also automatically terminate upon the purchase by Participants of all shares of Common Stock subject to the Plan, unless the number of shares is increased by the Board of Directors and the increase is approved by the shareholders of the Company. The Company may, by action of the Board of Directors, terminate the Plan at any earlier time for any reason. As soon as practicable following termination of the Plan, the Company or its agent will refund to each Participant the entire balance credited to his or her Contribution Account.

    8.02 Amendment of the Plan. The Board of Directors reserves the right to modify, alter or amend the Plan at any time and from time to time to any extent that it may deem advisable, subject to stockholder approval to the extent deemed necessary by the Board of Directors for compliance with Section 423 of the Code. Notwithstanding the foregoing, no amendment of the Plan will operate to reduce any amounts previously allocated to a Participant's Contribution Account or to reduce a Participant's rights with respect to shares of Common Stock previously purchased on his or her behalf under the Plan. The Board of Directors may suspend operation of the Plan for such period as it may deem advisable.

                                   ARTICLE IX
                                 MISCELLANEOUS

    9.01 Governing Law; Compliance With Law. The Plan will be construed in accordance with the laws of Delaware. The Company's obligation to sell and deliver shares of Common Stock hereunder will be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes that it determines it may be required to withhold or pay in connection with a Participant's participation in the Plan.

    9.02 No Assignment. The purchase rights granted hereunder are not assignable or transferable by the Participants, other than by will or the laws of descent and distribution, and are exercisable during the Participant's lifetime only by the Participant. Any attempted assignment, transfer or alienation not in compliance with the terms of the Plan will be null and void for all purposes and respects.

    9.03 No Contract of Employment. The Plan will not be deemed to constitute a contract between the Company, any Subsidiary or any Participating Employer and any Employee. Nothing contained in the Plan will be deemed to give any Employee the right to be retained in the service of any such entity or to interfere with the right of any such entity to discharge any Employee at any time regardless of the effect such discharge may have upon him or her as an Eligible Employee or a Participant of the Plan.

    9.04 No Rights as Shareholder. No Eligible Employee or Participant will by reason of participation in the Plan have any rights of a shareholder of the Company until he or she acquires shares of Common Stock as herein provided.

                             [MEDIMMUNE, INC. LOGO]

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35 West Watkins Mill Road    Gaithersburg, Maryland 20878    301-417-0770   Fax:
301-527-4200